Exhibit 12




              BURLINGTON INDUSTRIES, INC. AND SUBSIDIARY COMPANIES

                        Computation of Ratio of Earnings
                    to Fixed Charges (Deficiency of Earnings
                        Available to Cover Fixed Charges)
                             (Amounts in thousands)





                                                Fiscal Year Ended
                                   -------------------------------------------
                                     October 2,     October 3,   September 27,
                                        1999           1998          1997
                                   ------------- -------------- --------------

Income (loss) before income taxes  $    (47,349) $     130,012  $      96,371
Interest expense                         58,420         59,544         60,062
Imputed interest on rent expense          5,510          5,096          4,938
                                   ------------- -------------- --------------
         Total earnings            $     16,581  $     194,652  $     161,371
                                   ------------- -------------- --------------

Interest expense                   $     58,420  $      59,544  $      60,062
Imputed interest on rent expense          5,510          5,096          4,938
                                   ------------- -------------- --------------
         Total fixed charges       $     63,930  $      64,640  $      65,000
                                   ------------- -------------- --------------

Ratio of earnings to fixed charges      N/A                3.0            2.5
                                                 ============== ==============

Deficiency of earnings available
     to cover fixed charges        $     47,349        N/A            N/A
                                   =============